                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.          )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Monsanto Company
   ----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

   ----------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   /X/  No Fee required

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
        0-11.

   (1)  Title of each class of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

   ----------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   ----------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

   ----------------------------------------------------------------------------

   (5)  Total fee paid:

   ----------------------------------------------------------------------------


   / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   ----------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

   ----------------------------------------------------------------------------

   (3)  Filing Party:

   ----------------------------------------------------------------------------

   (4)  Date Filed:

   ----------------------------------------------------------------------------

********************************************************************************
*    This proxy material is sent to you for your information as the holder     *
*    of a Monsanto stock option or as a participant in the Monsanto Employee   *
*    Stock Purchase Plan. You are not entitled, however, to vote any           *
*    optioned shares or shares under contract. If you were a record holder     *
*    on February 24, 1997, as the result of your having exercised your         *
*    option or completed your payment for shares under contract, you will      *
*    receive a proxy card for those shares.                                    *
********************************************************************************

                                MONSANTO
                                ------------------------------------------------
                                MONSANTO COMPANY
                                800 N. LINDBERGH BOULEVARD
                                ST. LOUIS, MISSOURI 63167
                                (314) 694-1000

  NOTICE OF
  ANNUAL MEETING OF STOCKHOLDERS
  APRIL 25, 1997

  You are invited, as a stockholder of Monsanto Company, to be present or represented by proxy at the Annual Meeting of Stockholders to be held in K Building at the Company's World Headquarters, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Friday, April 25, 1997, at 1:30 p.m. for the following purposes:

      1. To elect fourteen directors.

      2. To ratify the appointment of Deloitte & Touche LLP as principal independent auditors for the year 1997.

      3. To consider a stockholder proposal relating to a report on certain of the Company's employment policies and practices.

      4. To transact such other business as may properly come before the meeting.

  Stockholders of the Company of record at the close of business on February 24, 1997, are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of stock of the Company which are entitled to vote at the meeting must be represented to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

  If you do not expect to attend the meeting in person, please mark, sign, date, and return the accompanying proxy in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                                       /s/ R. William Ide III
                                                       Secretary

  St. Louis, Missouri
  March 13, 1997

                   TABLE OF CONTENTS TO THE PROXY STATEMENT

                                                                                    PAGE NO.
                                                                                    --------
Election of Directors (Proxy Item No. 1)......................................          2

    Stock Ownership of Management and Certain Beneficial Owners...............          5

    Board Meetings and Committees; Compensation of Directors..................          7

    Executive Compensation....................................................         10

    Other Information Regarding Management....................................         21

Ratification of Independent Auditors (Proxy Item No. 2).......................         22

Stockholder Proposal Relating to a Report on Certain of the Company's
  Employment Policies and Practices (Proxy Item No. 3)........................         23

General Information...........................................................         26

                                                MONSANTO COMPANY
                                                800 N. LINDBERGH BOULEVARD
                                                ST. LOUIS, MISSOURI 63167

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monsanto Company of proxies to be voted at the Annual Meeting of Stockholders on April 25, 1997, and at all adjournments thereof. Only stockholders of record at the close of business on February 24, 1997, will be eligible to vote at the meeting. Except for shares owned by the Company, each share of common stock, $2 par value, outstanding on such record date will be entitled to one vote. As of February 24, 1997, 590,744,207 shares of such common stock were outstanding and entitled to vote. This Proxy Statement and the accompanying form of proxy were first forwarded to stockholders on March 13, 1997.

Unless you indicate to the contrary, the persons named in the accompanying proxy will vote for

    (1) the election as directors of the nominees named below; and

    (2) the ratification of the appointment of Deloitte & Touche LLP as principal independent auditors for the year 1997;

and against

    (3) the stockholder proposal relating to a report on certain of the Company's employment policies and practices.

A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of auditors and to adopt the stockholder proposal. Pursuant to the Company's By-Laws, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal.

The proxy of a stockholder who is a participant in the Company's Dividend Reinvestment Plan will also serve as an instruction to vote the shares held for the account of the participant under this plan in the manner indicated on the proxy. If a stockholder's proxy is not received, the shares held in that account in the Dividend Reinvestment Plan will not be voted.

The Company's Savings and Investment Plan (SIP) and the Payroll Related Employee Stock Ownership Plan (PAYSOP) permit plan participants to direct the plan trustees how to vote the common stock of the Company allocated to their accounts. Under the terms of the SIP trust agreement, the trustee will vote unallocated and uninstructed shares in proportion to the shares with respect to which instructions have been received. As to shares held in PAYSOP, the trustee will not vote those shares of common stock for which participant voting instructions have not been received.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

Fourteen persons have been nominated to serve on the Board of Directors, each to hold office until the next Annual Meeting or until a successor is elected and has qualified or until his or her earlier death, resignation or removal. Except for Michael Kantor, all nominees are now directors of the Company. All current directors, except John E. Robson, were elected by the stockholders at the last Annual Meeting.

[PHOTO]                      ROBERT B. SHAPIRO                     PRINCIPAL OCCUPATION: CHAIRMAN, PRESIDENT, AND
                                                                    CHIEF EXECUTIVE OFFICER, MONSANTO COMPANY
                                                                   FIRST BECAME DIRECTOR: 1993
                                                                   AGE: 58

                             Chairman, President and Chief
                             Executive Officer, Monsanto
                             Company since 1995; President and
                             Chief Operating Officer, Monsanto
                             Company, 1993-95; Executive Vice
                             President and Advisory Director,
                             Monsanto Company, and President,
                             The Agricultural Group of Monsanto
                             Company, 1990-93. Director:
                             Citicorp; Silicon Graphics, Inc.;
                             Barnes-Jewish Hospital. Trustee:
                             Washington University; Missouri
                             Botanical Garden. Member: The
                             Business Council; The Business
                             Roundtable.

[PHOTO]                      JOAN T. BOK                           PRINCIPAL OCCUPATION: CHAIRMAN OF THE BOARD,
                                                                    NEW ENGLAND ELECTRIC SYSTEM
                                                                   FIRST BECAME DIRECTOR: 1987
                                                                   AGE: 67

                             Chairman of the Board, New England
                             Electric System since 1984.
                             Director: Avery Dennison
                             Corporation; John Hancock Mutual
                             Life Insurance Company; New England
                             Electric System and its subsidiaries
                             Massachusetts Electric Company, The
                             Narragansett Electric Company, and
                             New England Power Company. Trustee:
                             National Osteoporosis Foundation;
                             Woods Hole Oceanographic Institution;
                             Worcester Foundation for Biomedical
                             Research.

[PHOTO]                      ROBERT M. HEYSSEL                     PRINCIPAL OCCUPATION: CONSULTANT; PRESIDENT
                                                                    EMERITUS, THE JOHNS HOPKINS HEALTH SYSTEM
                                                                   FIRST BECAME DIRECTOR: 1988
                                                                   AGE: 68

                             Consultant; President Emeritus, The
                             Johns Hopkins Health System since
                             1992; President and Chief Executive
                             Officer, The Johns Hopkins Health
                             System and The Johns Hopkins
                             Hospital, 1972-92. Professor,
                             The Johns Hopkins Schools of
                             Medicine and Public Health since
                             1971 and 1972, respectively.
                             Director: Signet Banking
                             Corporation.

[PHOTO]                      MICHAEL KANTOR                        PRINCIPAL OCCUPATION: PARTNER; MAYER, BROWN &
                                                                    PLATT
                                                                   AGE: 57


                             Partner, Mayer, Brown & Platt since
                             1997; U.S. Secretary of Commerce,
                             1996-97; U. S. Trade Representative,
                             1993-96; National Chairman for the
                             Clinton/Gore Campaign, 1992;
                             Partner, Manatt, Phelps, Phillips
                             & Kantor, 1975-92.

                                      2

[PHOTO]                      GWENDOLYN S. KING                     PRINCIPAL OCCUPATION: SENIOR VICE
                                                                    PRESIDENT, CORPORATE AND PUBLIC AFFAIRS, PECO
                                                                    ENERGY COMPANY
                                                                   FIRST BECAME DIRECTOR: 1993
                                                                   AGE: 56

                             Senior Vice President, Corporate
                             and Public Affairs, PECO Energy
                             Company (formerly Philadelphia
                             Electric Company) since 1992.
                             Commissioner, Social Security
                             Administration, 1989-92. Director:
                             Adwin Equipment Co., Adwin Realty
                             Co.; Eastern Pennsylvania
                             Development Corp.; Lockheed
                             Martin Corp.

[PHOTO]                      PHILIP LEDER                          PRINCIPAL OCCUPATION: CHAIRMAN, DEPARTMENT OF
                                                                    GENETICS, HARVARD MEDICAL SCHOOL, AND SENIOR
                                                                    INVESTIGATOR, HOWARD HUGHES MEDICAL INSTITUTE
                                                                   FIRST BECAME DIRECTOR: 1990
                                                                   AGE: 62

                             Chairman, Department of Genetics,
                             Harvard Medical School since 1980;
                             John Emory Andrus Professor of
                             Genetics since 1980. Senior
                             Investigator, Howard Hughes Medical
                             Institute since 1986. Director:
                             Genome Therapeutics Corporation.
                             Trustee: The General Hospital
                             Corporation; The Hadassah Medical
                             Organization; Massachusetts General
                             Hospital; The Charles A. Revson
                             Foundation; The Rockefeller
                             University.

[PHOTO]                      HOWARD M. LOVE                        PRINCIPAL OCCUPATION: RETIRED CHIEF EXECUTIVE
                                                                    OFFICER, NATIONAL INTERGROUP, INC.
                                                                   FIRST BECAME DIRECTOR: 1977
                                                                   AGE: 66

                             Chief Executive Officer, National
                             Intergroup, Inc., 1981-91; Honorary
                             Chairman, National Steel
                             Corporation, formerly a subsidiary
                             of National Intergroup, Inc., since
                             1990; Chairman and Chief Executive
                             Officer, 1984-90. Director: AEA
                             Investors; COMSAT Corp. Member: The
                             Business Council.

[PHOTO]                      FRANK A. METZ, JR.                    PRINCIPAL OCCUPATION: RETIRED SENIOR VICE
                                                                    PRESIDENT, FINANCE AND PLANNING, AND CHIEF
                                                                    FINANCIAL OFFICER, INTERNATIONAL BUSINESS
                                                                    MACHINES CORPORATION
                                                                   FIRST BECAME DIRECTOR: 1990
                                                                   AGE: 63

                             Senior Vice President, Finance and
                             Planning, and Chief Financial
                             Officer, International Business
                             Machines Corporation, 1986-93;
                             Director, 1991-93. Director:
                             Allegheny Power System, Inc.;
                             Norrell Corporation.

[PHOTO]                      JACOBUS F. M. PETERS                  PRINCIPAL OCCUPATION: RETIRED CHAIRMAN OF THE
                                                                    EXECUTIVE BOARD AND CHIEF EXECUTIVE OFFICER,
                                                                    AEGON N.V.
                                                                   FIRST BECAME DIRECTOR: 1993
                                                                   AGE: 65

                             Chairman of the Executive Board
                             and Chief Executive Officer,
                             AEGON N.V., 1984-93.
                             Director: Kleinwort Endowment
                             Policy Trust Plc. Member of
                             Supervisory Board: AEGON
                             N.V.; Amsterdam Company for
                             Town Restoration Ltd.; DAF
                             Trucks N.V.; IBM International
                             Centre for Asset Management
                             N.V.; Koninklijke Pakhoed
                             Holding N.V.; Randstad Holding
                             N.V.; SAMAS Group N.V.; United
                             Flower Auctions Aalsmeer.

                                      3

[PHOTO]                      NICHOLAS L. REDING                    PRINCIPAL OCCUPATION: VICE CHAIRMAN OF THE
                                                                    BOARD, MONSANTO COMPANY
                                                                   FIRST BECAME DIRECTOR: 1993
                                                                   AGE: 62

                             Vice Chairman of the Board,
                             Monsanto Company since 1993;
                             Advisory Director, 1986-92;
                             Executive Vice President,
                             Environment, Safety, Health
                             and Manufacturing, 1990-93.
                             Director: CPI Corp.; Meredith
                             Corporation; Multifoods
                             Corporation; The Keystone
                             Center.

[PHOTO]                      JOHN S. REED                          PRINCIPAL OCCUPATION: CHAIRMAN, CITICORP AND
                                                                    CITIBANK, N.A.
                                                                   FIRST BECAME DIRECTOR: 1985
                                                                   AGE: 58

                             Chairman and Chief Executive
                             Officer, Citicorp and Citibank,
                             N.A. since 1984. Director: Citicorp;
                             Citibank, N.A.; Philip Morris
                             Companies, Inc. Trustee: Rand
                             Corporation. Member: The Business
                             Council; The Business Roundtable.

[PHOTO]                      JOHN E. ROBSON                        PRINCIPAL OCCUPATION: SENIOR ADVISOR,
                                                                    ROBERTSON, STEPHENS & COMPANY
                                                                   FIRST BECAME DIRECTOR: 1996
                                                                   AGE: 66

                             Senior Advisor, Robertson, Stephens
                             & Company since 1993; Distinguished
                             Faculty Fellow, Yale University
                             School of Management, and Visiting
                             Fellow, The Heritage Foundation,
                             1993; Deputy Secretary of the U. S.
                             Department of the Treasury, 1989-92;
                             Dean, Emory University Business
                             School, 1986-89; President and Chief
                             Executive Officer, G.D. Searle &
                             Co., 1985-86; Executive Vice
                             President, G. D. Searle & Co.,
                             1978-85. Director: Northrop Grumman
                             Corp.; Calgene, Inc.; Security
                             Capital Industrial Trust (REIT).

[PHOTO]                      WILLIAM D. RUCKELSHAUS                PRINCIPAL OCCUPATION: CHAIRMAN,
                                                                    BROWNING-FERRIS INDUSTRIES, INC.
                                                                   FIRST BECAME DIRECTOR: 1985
                                                                   AGE: 64

                             Chairman, Browning-Ferris
                             Industries, Inc., since 1995;
                             Principal, Madrona Investment
                             Group L.L.C., since 1996; Chairman
                             and Chief Executive Officer,
                             Browning-Ferris Industries, Inc.,
                             1988-95. Of Counsel, Perkins Coie
                             since 1985. Administrator,
                             Environmental Protection Agency,
                             1983-85. Director: Browning-Ferris
                             Industries, Inc.; Cummins Engine
                             Co., Inc.; Gargoyles Inc.;
                             Nordstrom, Inc.; Weyerhaeuser
                             Company.

[PHOTO]                      JOHN B. SLAUGHTER                     PRINCIPAL OCCUPATION: PRESIDENT, OCCIDENTAL
                                                                    COLLEGE
                                                                   FIRST BECAME DIRECTOR: 1983
                                                                   AGE: 62

                             President, Occidental College
                             since 1988. Director, National
                             Science Foundation, 1980-82.
                             Director: Atlantic Richfield
                             Company; Avery Dennison
                             Corporation; International Business
                             Machines Corporation; Northrop
                             Grumman Corp. Member: American
                             Academy of Arts and Sciences;
                             National Academy of Engineering.
                             Fellow: American Association for the
                             Advancement of Science; Institute
                             of Electrical and Electronic
                             Engineers.
                                      4

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Information is set forth below regarding beneficial ownership of common stock of the Company by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 15; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of December 31, 1996.

                                                          Shares of               Shares Underlying
                                                         Common Stock            Options Exercisable
                                                        Owned Directly                Within 60
                    Name                            or Indirectly <Fa><Fb>            Days <Fc>               Total
                    ----                            ----------------------       -------------------          -----
Joan T. Bok                                                 13,348                           --                13,348
Richard U. De Schutter                                      98,056                      402,000               500,056
Robert M. Heyssel                                           14,025<Fd>                       --                14,025
Michael Kantor                                                   0<Fe>                       --                     0
Gwendolyn S. King                                            4,539                           --                 4,539
Philip Leder                                                 8,851                           --                 8,851
Howard M. Love                                              19,785<Ff>                       --                19,785
Frank A. Metz, Jr.                                          10,120                           --                10,120
Jacobus F. M. Peters                                         4,705                           --                 4,705
Robert G. Potter                                           251,495<Fg>                  947,390             1,198,885
Nicholas L. Reding                                         300,175<Fh>                1,398,000             1,698,175
John S. Reed                                                37,305                           --                37,305
John E. Robson                                               1,354                           --                 1,354
William D. Ruckelshaus                                      14,610<Fi>                       --                14,610
Robert B. Shapiro                                          409,724                    1,758,835             2,168,559
John B. Slaughter                                            9,646<Fj>                       --                 9,646
Hendrik A. Verfaillie                                      157,002<Fk>                  675,890               832,892
25 directors and executive
  officers as a group                                    1,961,131<Fl>                7,418,010             9,379,141

<Fa>   Includes shares held under Monsanto Company's Savings and Investment Plan (SIP): Mr. De
       Schutter, 14,476; Mr. Potter, 31,020; Mr. Reding, 37,440; Mr. Shapiro, 3,527; Mr. Verfaillie,
       14,647; and directors and executive officers as a group, 130,482. With respect to shares held under SIP, employee directors and officers have sole discretion as to voting and, within limitations provided by SIP, investment of shares. Shares are voted by the trustees in accordance with instructions from participants. If instructions are not received by the trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in SIP. Also includes shares held under other benefit and incentive plans: Mr. De Schutter, 1,080; Mr. Potter, 1,390; Mr. Reding,
       1,570; Mr. Shapiro, 125,000; Mr. Verfaillie, 31,485; and directors and executive officers as a group, 231,375. With respect to shares held under other benefit and incentive plans, employee directors and officers have sole voting power and no current investment power.

<Fb>   Includes the following shares received on varying dates as a portion of the non-employee director annual retainer and restricted against sale as described on page 9: Mrs. Bok, 2,500 shares; Dr. Heyssel, 4,555 shares; Mrs. King, 4,225 shares; Dr. Leder, 3,245 shares; Mr. Love,
       3,465 shares; Mr. Metz, 3,245 shares; Mr. Peters, 4,705 shares; Mr. Reed, 3,340 shares; Mr.
       Robson, 1,350 shares; Mr. Ruckelshaus, 3,340 shares; and Dr. Slaughter, 3,465 shares. With respect to such shares, non-employee directors have sole voting power and no current investment power.

<Fc>   The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The shares indicated
       represent stock options granted under incentive plans. The shares under option cannot be voted.

<Fd>   Includes 1,500 shares owned by Dr. Heyssel's wife.

                                      5

<Fe>   On December 31, 1996, Mr. Kantor was still employed by the federal government.

<Ff>   Includes 6,000 shares held in trusts in which Mr. Love has an income interest as to which he expressly disclaims beneficial ownership.

<Fg>   Includes 32,600 shares owned by Mr. Potter's wife as to which he expressly disclaims beneficial ownership and 495 shares owned jointly by Mr. Potter and his wife.

<Fh>   Includes 633 shares owned by Mr. Reding's son.

<Fi>   Includes 1,000 shares owned jointly by Mr. Ruckelshaus and his wife.

<Fj>   Includes 681 shares owned by Dr. Slaughter's wife as to which he expressly disclaims beneficial ownership.

<Fk>   Includes 14,620 shares owned jointly by Mr. Verfaillie and his wife.

<Fl>   Includes 27,170 shares as to which certain executive officers not named above have shared voting and investment power; and 1,133 shares under contract pursuant to the Company's Employee
       Stock Purchase Plan.

The percentage of shares of outstanding common stock, including options exercisable within 60 days of December 31, 1996, beneficially owned by all directors and executive officers as a group is 1.58%. The percentage of such shares beneficially owned by any director or nominee does not exceed 1%.

                          --------------------------

The following table sets forth certain information regarding the only known beneficial owners of more than 5% of the Company's common stock.

                                                                          Amount and
                                                                            Nature                  Percent
                           Name and Address                              of Beneficial                of
                         of Beneficial Owner                               Ownership                 Class
                         -------------------                             -------------               -----
                      Oppenheimer Group, Inc.                              31,232,321<Fa>             5.31%
                      Oppenheimer Tower
                      World Financial Center
                      New York, New York 10281

                      FMR Corp.                                            29,935,145<Fb>             5.09%
                      82 Devonshire Street
                      Boston, Massachusetts 02109

<Fa>   Based on a Schedule 13G filed with the Securities and Exchange Commission (SEC) by Oppenheimer
       Group, Inc., on behalf of itself and related companies and certain investment advisory clients;
       power to vote and dispose of all 31,232,321 shares, including 30,923,115 shares (5.26%) held by
       Oppenheimer Capital, is shared. Oppenheimer Group, Inc. and the related companies and investment advisory clients disclaim beneficial ownership and shared voting and dispositive power with respect to all 31,232,321 shares.

<Fb>   Based on a Schedule 13G filed with the SEC by FMR Corp. (FMR) on behalf of itself, certain related companies, and certain shareholders; FMR, through its subsidiaries Fidelity Management
       & Research Company and Fidelity Management Trust Company, and through Fidelity International
       Limited, had sole dispositive power over all 29,935,145 shares, shared voting power as to none of these shares, and sole voting power as to 4,483,385 of these shares.

BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

The Board of Directors met eight times during 1996. To assist the Board in carrying out its duties, the Board has established an Executive Committee and seven functional committees with responsibilities in specific areas of Board activity. All nominees attended 75% or more of the aggregate meetings of the Board and of the Board Committees on which they served during the period they held office in 1996 except that, due to unavoidable circumstances, Mr. Reed attended one meeting less than 75% of such meetings. A description of each Committee and its current membership follows.

AUDIT COMMITTEE

    Members: Mr. Metz, Chairman; Dr. Heyssel, Mrs. King, Mr. Ruckelshaus, and Dr. Slaughter

The Audit Committee is composed of non-employee directors and met four times in 1996. The Committee reviews and monitors the Company's internal accounting controls, financial reports, accounting practices, and the scope and effectiveness of the audits performed by the independent auditors and internal auditors. The Committee also recommends to the full Board the appointment of the Company's principal independent auditors and approves in advance all significant audit and non-audit services provided by such auditors. The Committee discusses audit and financial reporting matters with representatives of the Company's financial management, its internal auditors, and its principal independent auditors. The internal auditors and the principal independent auditors meet with the Committee, with and without management representatives present, to discuss the results of their examinations, the adequacy of the Company's internal accounting controls, and the quality of the Company's financial reporting. The Committee encourages the internal auditors and the principal independent auditors to communicate directly with the Committee.

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE

    Members: Mrs. Bok, Chairman; Mrs. King, Mr. Ruckelshaus, and Dr. Slaughter

The Corporate Social Responsibility Committee met four times in 1996. The Committee reviews and monitors the Company's performance as it affects employees, communities, customers, and the environment and recommends Company policies for consideration when appropriate. The Committee also identifies and investigates emerging issues.

EXECUTIVE COMMITTEE

    Members: Mr. Shapiro, Chairman; Drs. Leder and Slaughter

The Executive Committee has the powers of the Board in directing the management of the business and affairs of the Company in the intervals between meetings of the Board (except for certain matters reserved for the Board). The matters acted upon by the Executive Committee are typically of a routine nature; thus, the Committee meets infrequently. During 1996 all actions were taken by unanimous written consent after the Committee's review of proposals circulated to the members. Actions of the Committee are reported at the Board's next regular meeting.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

    Members: Mr. Love, Chairman; Dr. Heyssel, Messrs. Metz and Ruckelshaus

The Executive Compensation and Development Committee is composed of non-employee directors and met four times in 1996. The Committee recommends to the Board the establishment and modification of the Company's management incentive plans. The Committee also administers and interprets the Company's management incentive plans and approves the establishment, modification, and termination of other executive compensation plans and agreements. The Committee has delegated authority to a compensation committee composed of senior management to make grants and awards under the incentive plans and to approve and administer other compensation plans for all employees except executive officers. The Committee also reviews plans for executive succession and determines the salaries of all executive officers of the Company.

FINANCE COMMITTEE

    Members: Mr. Reed, Chairman; Mrs. Bok, Messrs. Metz, Peters, and Robson

The Finance Committee met three times in 1996. The Committee reviews and monitors the Company's financial planning and structure to insure compatibility with the Company's requirements for growth and sound operation. The Committee provides advice regarding the worldwide financing programs of the Company and reviews specific financing plans as requested by management. The Committee makes recommendations to the Board of Directors concerning the increase or retirement of debt, issuance and repurchase of capital stock, foreign currency management, dividend policy, and commercial and investment banking relationships.

NOMINATING COMMITTEE

    Members: Mr. Ruckelshaus, Chairman; Dr. Heyssel, Messrs. Love and Metz

The Nominating Committee is composed of non-employee directors and met twice in 1996. At its meeting in January 1997, it approved the slate of director nominees in this Proxy Statement for submission to the Board. In addition, the Committee considers candidates for the Board in case of retirements or other vacancies. The Committee also develops internal criteria for the selection of non-employee directors and criteria by which an evaluation of all directors is made. In performing its responsibilities, the Committee consults with the Chairman of the Board. This Committee will consider stockholder nominations, which should be submitted in writing by year-end to the Company's Secretary.

PENSION AND SAVINGS FUNDS COMMITTEE

    Members: Dr. Heyssel, Chairman; Dr. Leder, Messrs. Love and Peters

The Pension and Savings Funds Committee met four times in 1996. The Committee's specific responsibilities include approving the actuarial assumptions and annual contributions for certain pension and benefit plans (Plans), selecting trustees and investment managers for the Plans, and establishing policies for the approval of related pension trust agreements and other funding instruments. Although the professional trustees and investment managers have primary investment responsibility with respect to these funds, the Committee monitors the investment performance of the Plans and the investment managers.

SPECIAL COMMITTEE OF THE BOARD REGARDING AGRICULTURAL BIOTECHNOLOGY MATTERS

    Members: Mr. Shapiro, Chairman; Mrs. King, Dr. Leder, Messrs. Metz and Ruckelshaus

The Special Committee of the Board Regarding Agricultural Biotechnology Matters was formed to review and approve acquisitions by the Company of assets or securities or other business combination transactions, or contributions of capital or loans to third parties, in the area of agricultural biotechnology, either directly or indirectly. The Committee met twice in 1996 via telephone conference and took one action by unanimous written consent after the Committee's review of proposals circulated to the members. Actions of the Committee are reported at the Board's next regular meeting.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

Employee directors receive neither retainers nor fees for attendance at Board or Board Committee meetings. Non-employee directors receive an annual retainer of $30,000 plus $1,300 per Board meeting attended. In addition, non-employee chairmen of the Executive and the Nominating Committees receive

$4,000 per year, and non-employee chairmen of all other Board Committees receive $5,000 per year. Each other non-employee director serving as a member of Board Committees receives $3,000 per year for each Board Committee on which such director serves. Committee members, including chairmen, receive a fee of $1,300 per meeting attended, except that this fee is paid for attendance at only one Committee meeting on the day of a Board meeting. Each non-employee director receives $20,000 of the annual retainer in cash and the $10,000 balance in common stock of the Company. The shares representing the common stock portion of the annual retainer for a five-year period are transferred to each director at the beginning of the period. These shares are, however, subject to forfeiture to the Company unless "earned out" by the director through continued service on the Company's Board during the five years. Thus, the forfeiture condition is removed on one-fifth of the shares on the respective dates of the five Annual Meetings following transfer of the shares if the director is still serving on the Company's Board. Although the directors have voting and dividend rights, none of the shares may be sold prior to the date of the fifth such Annual Meeting so long as the director continues serving on the Company's Board. Appropriate adjustments are made for directors whose retirement will occur in less than five years.

In 1993 the Board adopted a guideline which provides that non-employee directors should own common stock of the Company having a value of three times the Board annual retainer by the fifth anniversary of their election to the Board.

Non-employee directors do not participate in any of the Company's incentive, stock option, pension, or benefit plans except that they are covered under the Company's business travel accident insurance policy while traveling on Company business. The normal retirement date for non-employee directors is the Annual Meeting following their 70th birthday. Non-employee directors who retire with five or more years of service receive an annual retirement benefit for life paid in cash and equal to the annual retainer at the time of retirement. If the director dies within fifteen years after retirement, a designated beneficiary will be entitled to receive the annual benefit for the remainder of the fifteen-year period. Reduced benefits will be paid to a director who ceases for any reason to be a director with fewer than five years of service and to a director who commences receiving benefits prior to normal retirement. The Company purchases Company-owned life insurance contracts on the lives of the non-employee directors. Thus, the cost of this retirement benefit program, including a factor for use of money, should be substantially recoverable through the proceeds of such insurance, depending on realization of the assumptions as to mortality experience, policy dividends, and other factors. The Board intends to review the compensation arrangements for non-employee directors contemporaneously with the anticipated spin-off of the Company's chemical businesses with a view toward discontinuing this retirement plan with respect to all current directors. Compensation for non-employee directors is expected to be increasingly based on Company stock.

The Company has established a Directors' Charitable Contribution Program for all non-employee directors of the Company which will be funded through life insurance policies which have been purchased on each of the directors. Upon the death of a director with five or more years of service, the Company will contribute a total of $1,000,000 to one or more qualifying charitable institutions recommended by the director. A reduced contribution will be made upon the death of a director with fewer years of service. Directors derive no direct financial benefit from this program since all charitable deductions accrue to the Company.

The Company has a consulting agreement with Dr. Philip Leder, a director of the Company, who provides consulting services and the benefit of his considerable professional skills, knowledge, experience, and judgment in areas of interest to the Company, particularly in the field of biological sciences. In 1996 Dr. Leder received $132,600 under this contract.

Mr. John E. Robson, a director of the Company, serves on the board of directors of Calgene, Inc. (Calgene) at the request of the Company. In consideration of such service, in May 1996, the Company transferred to Mr. Robson 15,000 shares of common stock of Calgene valued at $6.00 per share at the time of transfer. These shares are subject to a three-year vesting period, under which one-third of the shares become non-forfeitable on each March 31, commencing March 31, 1997. These shares are in addition to the standard director compensation arrangements that Calgene has with its non-employee directors.

EXECUTIVE COMPENSATION

STOCK PRICE PERFORMANCE GRAPH

The graph below compares total stockholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Chemical Index, both of which include the Company, and a new peer group index. Because the Company is involved in agricultural, pharmaceutical and food businesses, in addition to chemical businesses, no published peer group accurately mirrors the Company's portfolio of businesses. Accordingly, the Company has created a peer group index that includes companies in the principal lines of businesses in which the Company operates. The companies in the peer group index are Dow Chemical Company, DuPont (E.I.) de Nemours and Company, Hoechst AG, Lilly (Eli) & Co., Novartis AG, Schering-Plough Corp., and Zeneca Group PLC. The peer group index reflects the separate performance of Ciba-Geigy AG, and Sandoz AG, prior to their merger pursuant to which Novartis AG was formed in December 1996. Zeneca Group PLC is included in the peer group index beginning with its formation in June 1993.

                         TOTAL RETURN TO STOCKHOLDERS

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1991

                                   [GRAPH]

                 DEC-91        DEC-92        DEC-93        DEC-94       DEC-95      DEC-96
Monsanto           100            88           117           116          207         334

S&P 500(R)         100           108           118           120          165         203

S&P(R) Chemicals   100           110           122           142          185         245

Peer Group         100           104           123           133          190         272

                                      10

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

Policies and Objectives

The Executive Compensation and Development Committee of the Board of Directors sets pay for executive officers, administers the Company's incentive plans, and makes awards to executive officers under these incentive plans (as explained at pages 7-8 above). The purpose of these plans and the objectives of the Committee are to:

*  focus management on business performance that creates stockholder value;

*  recognize the contribution of each business unit to stockholder value;

*  build an ownership mentality throughout the Company;

*  encourage innovative approaches to the business;

* reward for results rather than on the basis of seniority, tenure, or other entitlement;

* continue the emphasis on variable incentive compensation versus fixed or base pay, particularly for senior executives; and

* create an environment that encourages taking higher risks with an opportunity for higher reward.

In order to further these objectives, the compensation programs for all Monsanto executives include three components: (1) base pay, (2) an annual incentive program, and (3) a long-term incentive program. In November 1995, base salaries for the current executives named in the Summary Compensation Table on page 15 and other senior executives were set at what was then about the 75th percentile of competitive companies to reflect the Company's performance expectations for its managers. At that time salaries were frozen by the Committee for a three to four year period, except to recognize increased responsibility or major changes in competitive pay levels. Annual bonuses are also targeted at about the 75th percentile, consistent with the aggressive business goals which have been set for the Company. Target long-term incentive compensation continues to be at or above the 75th percentile. Levels of compensation at competitive companies are derived from compensation surveys provided by independent consultants covering several hundred chemical, pharmaceutical, food, and other manufacturing companies (adjusted for company size differentials).

Incentive Programs

Annual Incentive Program. The annual incentive program provides for cash awards to be determined shortly after the year being measured. These annual awards depend upon achievement of goals set at the beginning of the year for the corporation (for corporate executives) and for the respective business units (for unit executives), the individual's level of responsibility, and the individual's personal performance.

For corporate executives, including the Chief Executive Officer, the principal annual goal for the years 1994-1996 was set in terms of net income. A target award was set based on the net income goal; the actual award was increased or decreased based on actual net income, subject to adjustment for non-recurring events. The Committee also had discretion to increase or decrease the target award based on downward or upward deviations from a secondary goal set in terms of year-end capital employed, consisting of stockholders' equity and debt. The Committee could also adjust the target award based on four factors which did not have pre-set numerical scales: performance compared to competitors (measured by such criteria as total stockholder return, earnings per share, and return on equity), the impact of the general economy, the balance achieved between long- and short-term objectives, and the motivational impact of the award. A comparable procedure based on unit net income and allocated capital employed has been used for awards to business unit executives.

The annual incentive program for the years 1994-1996 was designed to encourage sustained performance by withholding a percentage of each annual award (15% of the 1994 award and 30% of the awards for 1995 and 1996) and adjusting the portion withheld upward or downward based on sustained performance during the remainder of the three-year period. Because performance in 1996 was substantially above goal for the third consecutive year, 30% of the annual award for 1996, together with the percentage of the awards previously withheld and adjusted, was adjusted upward before the scheduled payment in March 1997.

The funding for annual incentive awards for 1994 and 1995 was increased by an amount equal to 40% of the target awards described above because the Company achieved 20% or better return on equity. For 1996, the funding for the annual incentive awards was similarly increased because the Company's audited financial statements would have shown a return on equity of 20% or greater but for the significant charges taken in 1996 in connection with the anticipated spin-off of the Company's chemical businesses. Awards attributable to the additional funding were payable as part of the annual incentive program, but no portion was withheld or adjusted.

For 1997, the majority of the annual incentive award for all executives, including the Chief Executive Officer, will continue to be paid in cash, with the amount determined shortly after the close of the year based upon the achievement of Economic Value Added (EVA<F*>) goals and the factors described above. EVA is determined by taking net operating profit after tax and subtracting a charge for the capital used to generate that profit. In any event, no award can be made to certain executive officers, including the Chief Executive Officer, if net income does not exceed an amount set by the Committee within the first 90 days of the performance year. To continue the emphasis on sustained performance, a portion of the anticipated cash award for 1997 has been replaced by performance stock options granted in February 1997. The same factors that are used in determining actual cash awards will be used to determine how many of these options become exercisable in 1998.

Long-term Compensation. For the Chief Executive Officer and the other corporate executives, long-term compensation has traditionally consisted of non-qualified stock options granted for designated three-year cycles. Business unit executives normally receive stock options annually. The practice since 1993, for options other than the premium priced options described below, has been to link these options to a specific performance goal. For options granted through 1996, the goal has been 20% or greater return on equity. Performance options granted prior to 1996 became exercisable because the Company achieved its 20% return on equity goal for both 1994 and 1995. The Committee determined that the options granted in February 1996 to business unit executives and approximately 1,200 other optionees should become exercisable in February 1997 based upon the fact that the 20% return on equity goal for 1996 would have been achieved but for the significant charges taken in connection with the anticipated spin-off of the Company's chemical businesses.

For the period 1994-1996, business unit executives also participated in cash-based long-term incentive programs focused on sustained performance against targets for the cycle. For all of the business units except Searle, performance was measured primarily by the net income and capital employed of the unit, but also based on the other criteria used by the Committee in determining annual incentive awards. The Searle long-term plan used annual grants of options on "phantom" shares of Searle which were valued annually.

For the period 1997-1999, long-term compensation for the Chief Executive Officer, other corporate executives, and business unit presidents has two aspects designed to increase the alignment of long-term compensation with stockholder value. The first is the premium priced options granted in April 1996. Eighty percent of these options could be exercised only if the Company's stock met or exceeded three specific price targets higher than the fair market value at the time of grant for a period of ten consecutive trading days and did so within prescribed times. The options can be exercised only at or above the target stock prices. Thus,

[FN]
----------
<F*>EVA is a trademark of Stern Stewart & Co.

stockholders must realize significant returns on their investment before executives receive gains on their options. Two of these targets, $35 per share and $40 per share, although aggressive when set, have already been met. Each five dollar increment in target price represents an increase in stockholder value of approximately three billion dollars. The options must be held for a minimum of one year before they can be exercised. The remaining 20% of the options were granted at the fair market value at the time of grant.

The second aspect of long-term compensation is the value derived as owners of Monsanto stock purchased under the Monsanto Executive Stock Purchase Incentive Plan approved by stockholders in 1996. This plan encourages stock ownership and creates an environment in which the executive takes higher risks with an opportunity for higher reward. Under this plan the Chief Executive Officer, other corporate executives, and business unit presidents purchased the number of shares of Monsanto common stock specified in their purchase award at fair market value on the specified purchase date. These executives are eligible to receive a deferred cash incentive award limited by the amount of the full-recourse loan obtained to purchase the stock plus accrued interest. The cash incentive award must be applied to repay the loan. Two-thirds of this award is based on the Company's common stock performance relative to the performance of the common stock of corporations in the Standard & Poor's Industrials. This basis of comparison means that for the executives to be rewarded the Company must perform well when compared with approximately 400 companies, not just the eight companies in the S & P Chemical Index or the seven companies currently in the peer group index. The other third of this award is based upon continued service with the Company and positive cumulative net income. None of the performance-based portion of the incentive is paid unless the total return to Monsanto's shareowners for the period of the executive's participation in the plan is at or above the total shareholder return of companies at the 50th percentile of the Standard & Poor's Industrials. For maximum incentives, Monsanto's total shareholder return must be at or above the 75th percentile. Under this plan, executives share in both the upside and downside potential inherent in stock ownership as do stockholders. Thus, the Company's stock must perform well for all shareowners in order for executives to receive the full benefit of the plan.

The Committee also makes infrequent grants of restricted stock to individual executives to motivate achievement of particular business objectives or to hire or retain those individuals. None were made to the named executives in 1996. Additional option grants may be made to reflect increased responsibility or a shift from business unit to corporate responsibilities.

1996 Compensation

Mr. Shapiro's salary, which was set at $800,000 in November 1995, remained at that level, consistent with the salary freeze described above.

The Committee approved an annual incentive award of $2,120,000 for Mr. Shapiro for 1996. This award includes $320,000 attributable to the additional funding in recognition of the Company's return on equity performance, as noted above. In accordance with the annual incentive program designed to encourage sustained performance, the Committee adjusted 30% of Mr. Shapiro's annual award to reward sustained performance over the three-year period. Mr. Shapiro's annual incentive award is higher than the target award for 1996 because the Company's 1996 net income was substantially in excess of the goal set by the Committee (after excluding the significant charges taken in connection with the anticipated spin-off of the Company's chemical businesses). The goal was set at a level which required substantial improvement in the Company's performance following the outstanding performance of the two prior years. Thus this award reflects the achievement of increasingly difficult goals for the third straight year. Total return to shareholders for the year 1996, including dividends, was 61%. Net income, excluding the one-time charges, was at an all-time record, 20% above the record set in 1995. Many of the Company's business units also substantially exceeded their net income goals, with pharmaceuticals and the agricultural segment producing record operating income. In making the award, the Committee also considered capital employed.

The awards to the other named corporate executives were also above target, based on the same factors. The award to Mr. De Schutter reflects the record operating income for pharmaceuticals, which resulted from substantial sales increases for several of Searle's products.

As with all other awards conditioned upon achievement of the Company's 20% return on equity goal for 1996, the Committee determined that the effect of the significant charges taken in connection with the anticipated spin-off of the chemical businesses would not be utilized in determining whether Mr. Shapiro's and Mr. Verfaillie's restricted shares should vest in February 1997.

The number of options granted to corporate executives and business unit presidents was consistent with a schedule determined by job responsibilities. The executives who were granted premium priced options in April 1996, including the Chief Executive Officer and all of the other named executive officers, received significantly larger grants than in past years because of the enhanced risk inherent in options that can be exercised only at prices well above the fair market value at the time of grant. All of the named executive officers, including the Chief Executive Officer, were also granted purchase awards under the Monsanto Executive Stock Purchase Incentive Plan. Together, the premium priced options and the purchase awards are designed to achieve a long-term compensation opportunity above the 75th percentile for senior executives in comparable positions in other companies.

Deductibility of Compensation

The Committee is complying with the requirements of Section 162(m) of the Internal Revenue Code with respect to options and annual and long-term incentive programs, as well as the limits approved by the Company's stockholders at the Annual Meeting, in order to avoid losing the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in the Summary Compensation Table.

Management Stock Ownership Requirements

The Committee and management also believe that an important adjunct to an incentive program is significant stock ownership by the senior executives. Accordingly, the Committee has implemented stock ownership requirements for approximately 30 executives. Stock ownership requirements are four times salary for the Company's top management group (currently seven including the Chief Executive Officer) and two-and-one-half times salary for the other senior executives. Unexercised stock options and shares received under Company benefit plans or as restricted shares (other than by newly hired executives) are not counted in satisfying these requirements. Shares purchased pursuant to the Monsanto Executive Stock Purchase Incentive Plan do count towards these requirements. The Board has adopted a stock ownership guideline for non-employee members of the Board of Directors, which is described on page 9.

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

Howard M. Love, Chairman
Robert M. Heyssel
Frank A. Metz, Jr.
William D. Ruckelshaus

SUMMARY COMPENSATION TABLE
                                                                                   Long Term Compensation
                                                                          ---------------------------------------
                            Annual Compensation                                      Awards             Payouts
-------------------------------------------------------------------------------------------------------------------------
             (a)               (b)      (c)            (d)          (e)         (f)          (g)          (h)       (i)
                                                                   Other                  Securities                All
                                                                  Annual     Restricted     Under-                 Other
           Name and                                               Compen-      Stock        lying        LTIP     Compen-
          Principal                                               sation       Awards      Options      Payouts    sation
           Position           Year   Salary ($)   Bonus ($)<F1>   ($)<F2>     ($)<F3>      (#)<F4>      ($)<F4>   ($)<F5>
          ---------           ----   ----------   -------------   -------    ----------   ----------    -------   -------
R. B. Shapiro                 1996    800,000       2,120,000       -0-          -0-       2,950,000      -0-      89,709
Chairman and CEO              1995    685,417       1,235,600       -0-          -0-         262,500      -0-      50,627
and Director                  1994    567,500         893,905       -0-          -0-         616,665    560,000    42,956

R. U. De Schutter<F6>         1996    500,000         806,000<F7>   -0-          -0-         350,000      -0-      50,856
Chairman and CEO              1995    453,635         556,000       -0-          -0-         200,000      -0-      61,719
G. D. Searle & Co.            1994      --              --           --           --           --          --        --

R. G. Potter                  1996    500,000         940,000       -0-          -0-         800,000      -0-      54,138
Executive                     1995    470,834         807,926       -0-          -0-         351,390      -0-      51,240
Vice President                1994    456,667         645,720       -0-          -0-           -0-      785,000    52,778

N. L. Reding                  1996    515,000         944,200       -0-          -0-         800,000      -0-      51,135
Vice Chairman of              1995    515,000         869,200       -0-          -0-           -0-        -0-      60,742
the Board and                 1994    504,583         741,825       -0-          -0-         466,665      -0-      56,421
Director

H. A. Verfaillie              1996    500,000         940,000       -0-          -0-         800,000      -0-      61,633
Executive                     1995    393,333         715,200       -0-          -0-         351,390      -0-      42,461
Vice President                1994    320,000         459,650       -0-          -0-           -0-      500,000    39,295


NOTE: Information regarding shares and options reported in this table and in succeeding tables has been adjusted to reflect the 5-for-1 stock split in 1996.

<F1> As described on page 12, 30% of the 1996 bonus amounts shown above
     (excluding the portion attributable to achievement of the Company's return on equity (ROE) goal) for each of the named executives will be adjusted to recognize sustained long-term performance as described in footnote 1 of the Long-Term Incentive Plans Table on page 18, and paid in March 1997.

<F2> Applicable regulations set reporting levels for certain non-cash compensation.

<F3> There were no grants of restricted stock to named executive officers during the period covered in this table. Restricted stock holdings on December 31, 1996 were as follows:

     * Mr. Shapiro held 125,000 restricted shares having a value on December 31, 1996, of $4,929,750. These were the remaining restricted shares from an award of 250,000 shares received on January 22, 1993, when the award had a value of $2,621,900. Dividends on these shares accrue at the same rate as paid to all stockholders. In each of February 1995 and February 1996, 62,500 shares and the related dividends vested because the Company achieved its 20% ROE goal for 1994 and 1995, respectively. An additional 62,500 of the restricted shares and the related dividends vested in February 1997 because the Executive Compensation and Development Committee (ECDC) determined that the effect of the significant charges taken in connection with the anticipated spin-off of the chemical businesses would not be utilized in determining whether the Company achieved its 1996 ROE goal. The final 62,500 shares will vest in February 1998 if the Company achieves 20% ROE for 1997. Failure to achieve 20% ROE for 1997 will result in forfeiture of the final 62,500 shares along with any related dividends.

     * Mr. Verfaillie held 31,250 restricted shares having a value on December 31, 1996, of $1,232,438. These were the remaining restricted shares from an award of 75,000 shares received on January 22, 1993, when the award had a value of $786,570. Dividends on these shares accrue at the same rate as paid to all stockholders. In February 1995, 12,500 shares and the related dividends vested because the return on capital goal for his business unit was achieved for 1994. In February 1996, 31,250 shares and the related dividends vested because the Company achieved its 20% ROE goal for 1995. These remaining 31,250 restricted shares vested in February 1997 because the ECDC determined that the effect of the

                                      15

       significant restructuring charges taken in connection with the anticipated spin-off of the chemical businesses would not be utilized in determining whether the Company achieved its 1996 ROE goal.

     * On December 31, 1996, no restricted shares were held by Mr. De Schutter, Mr. Potter, or Mr. Reding.

<F4> These columns reflect grants and payouts made under various option programs and long-term incentive plans (LTIPs), respectively. No LTIP payments were made in 1996.

<F5> Amounts shown for 1996 include contributions to thrift/savings plans as follows: Mr. Shapiro, $33,600; Mr. De Schutter, $24,930; Mr. Potter, $21,000; Mr. Reding, $21,630; and Mr. Verfaillie, $21,000; split dollar life insurance premiums paid as follows: Mr. Shapiro, $55,963; Mr. De Schutter, $16,145; Mr. Potter, $32,468; Mr. Reding, $29,359; and Mr.
     Verfaillie, $40,487; costs for supplemental medical plans as follows: Mr. De Schutter, $6,463; and Mr. Potter, $524; costs for executive disability, as follows: Mr. De Schutter, $3,211; and costs for executive travel accident plans, as follows: Mr. Shapiro, $146; Mr. De Schutter, $107; Mr. Potter, $146; Mr. Reding, $146; and Mr. Verfaillie, $146.

<F6> Mr. De Schutter became an executive officer of the Company during 1995.

<F7> Consistent with the policy in the Searle business unit, the portion of Mr.
     De Schutter's bonus attributable to achievement of the Company's ROE goal was capped at $6,000.

OPTION GRANTS IN 1996

                                                                                      Grant
                                                                                      Date
                                 Individual Grants                                    Value
---------------------------------------------------------------------------------   ---------
       (a)                    (b)           (c)             (d)           (e)          (f)
                           Number of     % of Total                                   Grant
                          Securities      Options         Exercise                    Date
                          Underlying     Granted to       or Base                    Present
                           Options     Employees in       Price       Expiration     Value
       Name               Granted (#)   Fiscal Year      ($/Share)        Date       ($)<F3>
       ----               -----------  ------------      ---------    ----------     -------
R. B. Shapiro             590,000<F1>       2.4            30.338      04/25/06     5,380,800
                          885,000           3.5            35.000      04/25/06     6,398,550
                          885,000           3.5            40.000      04/25/06     4,982,550
                          590,000           2.4            45.000      04/25/06     3,634,400<F4>

R. U. De Schutter         100,000<F2>       0.4            27.125      02/21/06       719,000
                           50,000<F1>       0.2            30.338      04/25/06       456,000
                           75,000           0.3            35.000      04/25/06       542,250
                           75,000           0.3            40.000      04/25/06       422,250
                           50,000           0.2            45.000      04/25/06       308,000<F4>

R. G. Potter              160,000<F1>       0.6            30.338      04/25/06     1,459,200
                          240,000           1.0            35.000      04/25/06     1,735,200
                          240,000           1.0            40.000      04/25/06     1,351,200
                          160,000           0.6            45.000      04/25/06       985,600<F4>

N. L. Reding              160,000<F1>       0.6            30.338      04/25/06     1,459,200
                          240,000           1.0            35.000      04/25/06     1,735,200
                          240,000           1.0            40.000      04/25/06     1,351,200
                          160,000           0.6            45.000      04/25/06       985,600<F4>

H. A. Verfaillie          160,000<F1>       0.6            30.338      04/25/06     1,459,200
                          240,000           1.0            35.000      04/25/06     1,735,200
                          240,000           1.0            40.000      04/25/06     1,351,200
                          160,000           0.6            45.000      04/25/06       985,600<F4>


<F1> The exercise price of $30.338 for this tranche of options was the fair market value per underlying share on April 26, 1996, the date of grant. The three succeeding tranches have pre-established "premium" exercise prices (prices higher than the fair market value per underlying share on the date of grant) which

                                      16

     must be attained within 4, 5, and 6 years, respectively, from the date of grant and maintained for ten consecutive trading days in order to avoid forfeiture of the options in the tranche. The $35 and $40 pre-established exercise prices have been met. All options must be held for a minimum of one year from the date of grant before they may be exercised. These options expire on the tenth anniversary of the grant date unless forfeited earlier. The options carry stock tax withholding rights.

<F2> The exercise price of $27.125 was the fair market value per underlying share on February 22, 1996, the date of grant. These options were to become exercisable upon the earliest of the attainment of the Company's 20% ROE target for 1996, the attainment of other criteria as specified by the ECDC, or the ninth anniversary of the option grant date, but in no event earlier than the first anniversary of the option grant date. The options have now become exercisable because the ECDC determined that the 20% ROE goal for 1996 would have been achieved but for the significant charges taken in connection with the anticipated spin-off of the Company's chemical businesses. The options have a ten-year term and carry stock tax withholding rights.

<F3> In accordance with Securities and Exchange Commission rules, the
     Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company's stock price. Except as set forth in footnote 4 below, the following assumptions were made for purposes of calculating the original Grant Date Present Value: an option term of 4.5 years, volatility of 25%, dividend yield of 1.5%, and a risk-free interest rate of 6.28%.

<F4> Two of the assumptions used to calculate the Grant Date Present Value of these options varied from the assumptions set forth in footnote 3 above because the pre-established exercise price of these options has not yet been attained. The option term was assumed to be 6.0 years, and the risk-free interest rate 6.37%.

AGGREGATED OPTION EXERCISES IN 1996 AND OPTION VALUES ON DECEMBER 31, 1996

              (a)                       (b)         (c)              (d)                    (e)
------------------------------     ------------  ---------      -------------          -------------
                                                                  Number of
                                                                  Securities             Value of
                                                                  Underlying           Unexercised
                                                                 Unexercised           In-the-Money
                                                                  Options at            Options at
                                                                 FY-End (#)<F2>        FY-End ($)<F2>
                                      Shares       Value
                                   Acquired on    Realized       Exercisable/           Exercisable/
Name                               Exercise (#)   ($)<F1>       Unexercisable          Unexercisable
----                               ------------  ---------      -------------          -------------
R. B. Shapiro                         82,500     1,492,739    1,758,835/2,950,000    46,418,358/9,296,630

R. U. De Schutter                     84,500     1,295,434      302,000/350,000       7,354,426/2,019,150

R. G. Potter                             -0-           -0-      947,390/800,000      25,961,332/2,521,120

N. L. Reding                          64,000     1,153,756    1,398,000/800,000      36,913,500/2,521,120

H. A. Verfaillie                         -0-           -0-      675,890/800,000      17,919,762/2,521,120

<F1> The amounts in column (c) reflect the value of shares received on the exercises of options granted up to nine years ago at fair market values ranging from $8.706 to $11.600.

<F2> Unexercised options shown in columns (d) and (e) reflect grants received over an extended period of time.

                                      17

LONG-TERM INCENTIVE PLANS--AWARDS IN 1996

                                Number of              Performance          Estimated future payouts under non-stock
                                 shares,                or other                       price-based plans
                                units or              period until          ----------------------------------------
                              other rights             maturation           Threshold        Target           Maximum
              Name                 (#)                  or payout              ($)             ($)              ($)
               (a)                 (b)                     (c)                 (d)             (e)              (f)
              ----            ------------            ------------          ----------       ------           -------
        R. B. Shapiro      * N/A<F1>                      N/A              N/A               424,500           N/A
                           * 180,000 units<F2>            12/31/00         2,215,317<F3>   3,322,976<F3>    6,645,951<F3>

        R. U. De Schutter  * N/A<F1>                      N/A              N/A               243,000           N/A
                           * 20,000 units<F2>             12/31/00         246,146<F3>       369,220<F3>      738,439<F3>
                           * 25,000 "options"             N/A              N/A                   -0-(0%)       N/A
                             for units<F4>                                                   630,000(5%)
                                                                                           1,590,000(10%)

        R. G. Potter       * N/A<F1>                      N/A              N/A               242,813           N/A
                           * 65,000 units<F2>             12/31/00         799,976<F3>     1,199,964<F3>    2,399,927<F3>

        N. L. Reding       * N/A<F1>                      N/A              N/A               228,750           N/A
                           * 65,000 units<F2>             12/31/00         799,976<F3>     1,199,964<F3>    2,399,927<F3>

        H. A. Verfaillie   * N/A<F1>                      N/A              N/A               224,250           N/A
                           * 65,000 units<F2>             12/31/00         799,976<F3>     1,199,964<F3>    2,399,927<F3>

<F1> The amount shown in this line represents the sustained performance adjustment applied this year to both the portion of the 1996 bonus described in footnote 1 to the Summary Compensation Table and the portion of the annual bonus withheld for 1995 because net income and capital employed objectives were met for all three performance years under the annual incentive program for the years 1994-1996. These sustained performance adjustments are as follows: Mr. Shapiro, $424,500; Mr.
     De Schutter, $243,000; Mr. Potter, $242,813; Mr. Reding, $228,750;
     and Mr. Verfaillie, $224,250. The total of all adjustments for sustained performance relative to an individual's cumulative incentive awards over the 1994-1996 performance period that will be paid in March 1997 ranges from 20% to 25% of the awards that will actually be paid for the three-year period.

<F2> The units represent shares purchased under the Monsanto Executive Stock
     Purchase Incentive Plan (Executive Plan) described on page 13. Pursuant to the Executive Plan, each named executive officer purchased with a full-recourse interest-bearing loan from the Company the number of shares of the Company's common stock equal to the number of units next to his name. The interest rate was 6.36%, the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) in effect at the time of purchase. The estimated future payouts shown in this table are based upon the principal amount of the loan plus unpaid interest at the end of the performance period (Ending Loan Amount) and cannot exceed the amount to be repaid. The threshold payout represents 33 1/3% of the estimated Ending Loan Amount. In order to achieve the threshold payout, the executive must not sell the stock purchased and must remain employed with the Company during the entire performance cycle (which ends December 31, 2000), and the Company must have positive cumulative net income for this period (Service Award). Each named executive officer may also receive an additional award of up to the remaining 66 2/3% of the Ending Loan Amount (Performance Award). The size of this Performance Award depends upon the total shareholder return to the Company's stockholders through the year
     2000 as compared with the total shareholder return for companies in the Standard & Poor's Industrials (Index). In order to achieve the maximum payout shown in the table, the executive must

                                      18

     earn the full Service Award, and the Company's total shareholder return through the year 2000 must be at or above the total shareholder return of companies at the 75th percentile of the Index, entitling the executive to the maximum Performance Award. To achieve the target award shown in the table, the executive must earn the full Service Award, and the Company's total shareholder return through the year 2000 must be at or above the 50th percentile of the Index, entitling the executive to the minimum Performance Award. Amounts paid must be applied by the executive towards payment of the outstanding principal and accrued interest on the loan. If only the threshold or target award is received, the outstanding loan balance would significantly exceed the payment to the executives under the Executive Plan, and the executive would be required to either sell some or all of the shares or use other personal assets to pay off the remainder of the loan.

<F3> Assumes current annual dividend remains unchanged through December 31,
     2000. An increase in the dividend would reduce the amount of the deferred incentive award. Similarly, a decrease in the dividend would increase the amount of the deferred incentive award. Assumes also that the named executive officer keeps the shares of stock purchased under the Executive Plan and remains an employee of the Company until December 31, 2000.

<F4> Mr. De Schutter's "options" were awarded under the Searle Phantom Stock
     Option Plan of 1986 (Searle Phantom Plan), which gave participants the opportunity to receive the appreciation in the value of a hypothetical share of Searle stock. Such "shares" represented units of valuation created solely for purposes of measuring the increase, if any, in the value of Searle as determined by using such factors and methods as deemed appropriate, including analyses by independent investment bankers. Options to receive the appreciation in the value of these units were granted for a ten-year period. The target values shown above assume various hypothetical rates of appreciation over the original term of the grant. In February 1997, the ECDC decided to terminate the Searle Phantom Plan and to credit Mr. De Schutter and other active participants with a combination of cash and options on Monsanto common stock representing current and anticipated future appreciation of the units.

PENSION PLANS

The following table illustrates the annual normal retirement benefits payable under the Company's defined benefit pension plans in effect in 1996 and applicable to Messrs. Shapiro, De Schutter, Potter, Reding, and Verfaillie. The benefit levels in the table assume retirement at age 65 and payment in the form of a single life annuity.

Remuneration                                 Years of Service
------------  --------------------------------------------------------------------------------
                  5         10       15        20        25        30         35         40
$  600,000    $ 42,000  $ 84,000  $127,512  $172,512  $217,512  $262,512  $ 307,512  $ 352,512
   800,000      56,000   112,512   172,512   232,512   292,512   352,512    412,512    472,512
 1,000,000      70,000   142,512   217,512   292,512   367,512   442,512    517,512    592,512
 1,200,000      84,000   172,512   262,512   352,512   442,512   532,512    622,512    712,512
 1,400,000      98,000   202,512   307,512   412,512   517,512   622,512    727,512    832,512
 1,600,000     112,512   232,512   352,512   472,512   592,512   712,512    832,512    952,512
 1,800,000     127,512   262,512   397,512   532,512   667,512   802,512    937,512  1,072,512
 2,000,000     142,512   292,512   442,512   592,512   742,512   892,512  1,042,512  1,192,512

Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in columns (c) and (d) of the Summary Compensation Table. However, the portion of the annual bonus attributable to achievement of 20% ROE, as described on page 12, is not included in the pension formula.

The annual normal retirement benefits payable under the Company's pension plans to the executive officers named in the Summary Compensation Table are the greater of 1.4% of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of these plans is the greater of (a) average compensation received during the final

36 months of employment or (b) average compensation received during the highest three of the final five calendar years of employment.

Average final compensation and the respective years of service at Monsanto as of December 31, 1996, are as follows: Mr. Shapiro, $1,582,795 (6.6 years); Mr. Potter, $1,073,223 (31.1 years); Mr. Reding, $1,188,695 (41.3 years); and Mr.
Verfaillie, $789,222 (13.0 years). Mr. De Schutter's benefit under the Company's defined benefit pension plans will be based on his years of service with the Company and his average final compensation at Searle, which were as of December 31, 1996, $888,722 (21.5 years); Mr. Shapiro and Mr. De Schutter also accrue benefits under the Searle and NutraSweet defined benefit pension plans described below. Mr. Shapiro's benefit will be based on his years of service at NutraSweet and his average final compensation at the Company. Mr. De Schutter's benefit will be based on both his years of service and average final compensation at Searle.

In addition to the retirement benefits for Mr. Verfaillie based on his 13 years of service as a U. S. employee, Mr. Verfaillie is also eligible for regular retirement benefits based on his 7.8 years of service as a non-U.S. employee. In addition, he participates in Monsanto's regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country. However, his total retirement benefits from the combined plans when considering his total service of 20.8 years are expected to be generally comparable to the benefits described in this section.

The following table illustrates the annual normal retirement benefits payable under the Searle and NutraSweet defined benefit pension plans applicable to Mr. De Schutter and Mr. Shapiro. The benefit levels in the table assume retirement at age 65 and payment in the form of a single life annuity.

Remuneration                           Years of Service
------------  --------------------------------------------------------------------
                  5         10        15       20        25        30        35
$  600,000    $ 52,664  $105,328  $157,992  $210,656  $263,320  $315,984  $315,984
   800,000      70,664   141,328   211,992   282,656   353,320   423,984   423,984
 1,000,000      88,664   177,328   265,992   354,656   443,320   531,984   531,984
 1,200,000     106,664   213,328   319,992   426,656   533,320   639,984   639,984
 1,400,000     124,664   249,328   373,992   498,656   623,320   747,984   747,984
 1,600,000     142,664   285,328   427,992   570,656   713,320   855,984   855,984

The annual normal retirement benefits payable under the Searle and NutraSweet pension plans are (i) 1.8% of average final compensation (the average compensation for the highest consecutive 60 of the last 120 months of employment preceding retirement) multiplied by years of service (up to a maximum of 30 years) less (ii) 1.67% of estimated annual Social Security benefits at age 65 multiplied by years of service (up to a maximum of 30 years). Generally, compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table. However, the portion of the annual bonus attributable to achievement of 20% ROE, as described on page 12, is not included in the pension formula.

Average final compensation under the pension formula and years of service at Searle or NutraSweet as of December 31, 1996 for Mr. De Schutter and Mr. Shapiro are as follows: Mr. De Schutter, $731,700 (11.5 years) and Mr. Shapiro, $1,303,661 (11.5 years).

Effective January 1, 1997, the defined benefit pension plans for the Company, Searle and NutraSweet were changed. The new defined benefit pension plans will consist of two accounts: a Prior Plan Account and a Cash Balance Account. The opening balance of the Prior Plan Account will be the lump sum value of the executive's December 31, 1996 monthly retirement benefit earned prior to January 1, 1997 under the old defined benefit pension plans described above, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment. For each year of the executive's continued employment with the Company, his Prior Plan Account will be increased by 4% to recognize that prior plan benefits would have grown as a result of pay increases. For each year following December 31, 1996 during which the executive is employed, 3% of annual compensation in excess of the Social Security wage base and a percentage (based on age) of annual compensation (salary and annual bonus) will be credited to the Cash
                                      20

Balance Account. The applicable percentages and age ranges are: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49, and 7% for age 50 and over. In addition, the Cash Balance Account of executives who earned benefits under the Company's old defined benefit pension plans will be credited each year (for up to ten years based on prior years of service with the Company) following December 31, 1996 during which the executive is employed with an amount equal to a percentage (based on age) of annual compensation. The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over.

Mr. Shapiro will be provided supplemental retirement benefits which recognize his experience prior to employment by the Company. Subject to certain service requirements, the Company will provide Mr. Shapiro with supplemental retirement benefits equal to 12% of average final compensation. The supplemental retirement benefits become vested in the event of a change of control of the Company. The estimated annual supplemental benefits payable to Mr. Shapiro upon retirement at age 65 are $253,194. Mr. Shapiro will also receive the same Company contribution to the retiree medical plan as an eligible retiree with 30 years of service. The value of this benefit will be determined at retirement based on age, the premium paid for medical coverage, and projected premium cost increases.

If the total of the benefits payable to Mr. De Schutter under the Company's and Searle's defined benefit pension plans described above do not equal the benefit Mr. De Schutter would have received if all his service had been with the Company, he will be provided supplemental retirement benefits in an amount equal to the benefits he would have received under the Company's plans had all his years of service been with the Company less the benefits provided by the Searle plans. It is estimated that there will be no annual supplemental benefit payable to Mr. De Schutter if he retires at age 65.

CERTAIN AGREEMENTS

The Board has authorized agreements with the executive officers currently employed by the Company who are named in the Summary Compensation Table regarding a change of control of the Company. Under these agreements, the Company will make an additional cash payment if, within three years following a change in control of the Company (as defined in those agreements), the individual's employment is terminated (other than for cause) or the individual resigns for good reason such as a change in responsibilities, compensation, or conditions of continued employment. Each of these individuals will receive an amount up to two times annual base pay and, subject to certain adjustments, two times his or her target annual bonus. The Company's Board has also authorized a supplemental agreement to provide supplemental retirement benefits to be applicable under the same change of control conditions to Mr. Verfaillie, who is not yet eligible for unreduced early retirement benefits. These supplemental benefits will equal the difference between what he would have received under the Company's pension plans at the time of termination or resignation (without reduction for early commencement of benefits) less actual payments received under these plans. A cash medical allowance of $15,000 for payment of medical insurance premiums will also be provided to Mr. Verfaillie if he does not qualify for retiree medical coverage.

All benefits under these change of control agreements and supplemental agreements will be reduced as necessary to be exempt from the excise tax and the non-deductibility provision imposed by the Internal Revenue Code on certain change of control payments except in those cases in which, notwithstanding the Code, such reduction would be disadvantageous to the individual.

OTHER INFORMATION REGARDING MANAGEMENT

TRANSACTIONS AND RELATIONSHIPS

Mr. John E. Robson, Senior Advisor, Robertson, Stephens & Company, was elected a director of the Company on September 26, 1996. Robertson, Stephens & Company has provided investment banking services to the Company in 1996 and is continuing to provide similar services to the Company in 1997.

Mr. Michael Kantor, a nominee for director, is a partner at the law firm of Mayer, Brown & Platt, which provided services to the Company in 1996 and is providing services to the Company in 1997.

Consistent with applicable regulations, no information has been solicited or provided regarding transactions between the Company and any individual for the period during which the individual did not serve as a director or executive officer.

INDEBTEDNESS

During 1996, Mr. Shapiro, the other executives named in the Summary Compensation Table, and the other nine executive officers of the Company received full-recourse, interest-bearing loans for the purchase price of the Monsanto common stock they purchased pursuant to the terms of the Monsanto Executive Stock Purchase Incentive Plan (Executive Plan) described on page 13 of this Proxy Statement. The loans have an eight-year term and accrue interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date for loans of such maturity, compounded annually. For Mr. Shapiro and the other named executive officers the applicable federal rate is 6.36%. For two other executive officers who purchased shares at a later date because of promotion or hiring into a position eligible for participation in the Executive Plan, the rates are 6.72% and 6.60%, respectively. In addition, the loans are secured by a pledge of the shares of common stock acquired under the Executive Plan.

Interest is payable prior to maturity to the extent of dividends paid on the shares purchased, with the balance due at the maturity of the loan. The proceeds of the deferred cash incentives awarded during the performance cycle under the Executive Plan must also be applied to prepay the loans. Following such prepayment, the balance of the loans at the end of the performance cycle, together with accrued and unpaid interest thereon, will generally be payable in three equal installments (plus interest) on the first three anniversaries of the end of the performance cycle. The payment of the loan will be accelerated if an executive officer's service is terminated during the performance cycle for any reason other than retirement or following a change of control. In the event of retirement, there is no loan acceleration. In the event of a change of control, the loan must be repaid over a three-year period following such event. The loan may also be prepaid at any time at the executive officer's option.

On May 10, 1996, Mr. Shapiro and the other named executive officers received loans in the following amounts: Mr. Shapiro, $5,433,768; Mr. De Schutter, $603,752; Mr. Potter, $1,962,194; Mr. Reding, $1,962,194; and Mr. Verfaillie,
$1,962,194. The aggregate amount of loans made pursuant to the Executive Plan to all executive officers as a group (including the named executive officers) during 1996 was $21,902,996. As of December 31, 1996, the aggregate principal balance of such loans was $22,436,741.

In addition, one executive officer (not a named executive officer) who participates in the Executive Plan also has a loan from the Company pursuant to the terms of the Company's Employee Stock Purchase Plan (Employee Plan), a plan open generally to all regular full-time and regular part-time employees of the Company, for shares of stock he contracted to purchase over a 40-month period by means of payroll deductions. No interest is charged on loans under the Employee Plan, and participants receive certificates periodically as they complete payment for each five-share block of stock purchased under the Employee Plan. The executive has two contracts to purchase shares outstanding, one entered into on December 21, 1994, and the other on June 28, 1996. The executive's largest aggregate amount of indebtedness outstanding during 1996 under the Employee Plan was $32,792, and the aggregate amount outstanding as of December 31, 1996 under the Employee Plan was $24,741.

RATIFICATION OF INDEPENDENT AUDITORS (PROXY ITEM NO. 2)

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the principal independent auditors to examine the consolidated financial statements of the

Company and its subsidiaries for the year 1997. Deloitte has acted in this capacity since 1932, is knowledgeable about the Company's operations and accounting practices, and is well qualified to act in the capacity of auditor.

Although this appointment is not required to be submitted to a vote of the stockholders, the Board continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of Deloitte as principal independent auditors. If the stockholders should not ratify, the Audit Committee will investigate the reasons for stockholder rejection and the Board will reconsider the appointment.

A formal statement by representatives of Deloitte is not planned for the Annual Meeting. However, as in past years, they are expected to be present at the meeting and available to respond to appropriate questions.

                          --------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS PRINCIPAL INDEPENDENT AUDITORS FOR THE YEAR 1997.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for ratification of this appointment.

STOCKHOLDER PROPOSAL (PROXY ITEM NO. 3)

PROPOSAL RELATING TO A REPORT ON CERTAIN OF THE COMPANY'S EMPLOYMENT POLICIES AND PRACTICES.

The Amalgamated Bank of New York LongView Collective Investment Fund has given notice of its intention to introduce the following resolution at the Annual Meeting. In support thereof, the Fund has furnished the written statement set forth below.

To be adopted, this proposal, WHICH IS OPPOSED BY THE BOARD OF DIRECTORS, would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting.

                          --------------------------

"RESOLVED; the shareholders request that Monsanto Company reaffirm its public commitment to non-discriminatory employment practices and equal employment opportunity by preparing a report at reasonable cost and excluding confidential information that would be available by September 1997. The report should include, but not be limited to, the following:

"1. A chart identifying employees according to their sex and race in each of the nine major EEOC-defined job categories for 1994, 1995 and 1996, listing either numbers or percentages for each category.

"2. A summary description of affirmative action policies and programs to improve performance, including job categories where women and minorities are underutilized.

"3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or belong to ethnic minorities.

"4. A general description of how Monsanto publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

"5. A description of any policies and programs favoring the purchase of goods and services from minority-and/or female-owned business enterprises."

                       Supporting Statement of Proponent

"In June 1996, the Monsanto Company agreed to pay $18.25 million as part of a settlement in an age, race and disability discrimination lawsuit filed by the U.S. Equal Employment Opportunity Commission (EEOC) and 43 former employees of Ortho Consumer Products. The $18.25 million settlement is reportedly one of the largest in a job discrimination suit.

"The Chairman of the EEOC noted that there was "substantial evidence" that Monsanto had destroyed important records in connection with the case, indicating a lack of commitment by management to end discrimination in the workplace.

"Employment discrimination may deprive corporations of the services of productive employees, leading to less efficient corporate operations, which in turn can have a negative impact on shareholder value.

"Negative news and editorial coverage about a company's employment practices and its litigation tactics in defending them can undermine consumer confidence and lead to a loss of business revenue and shareholder value.

"Recent news stories concerning Texaco's alleged discriminatory conduct and destruction of documents illustrate the adverse impact that reports of such conduct can have on a company's shares, as Texaco saw a sharp drop in its stock price after the discrimination allegations were covered in the news media.

"We believe that preparation of the requested report would be an important way for Monsanto to reaffirm its commitment on this important issue.

"We urge you to vote FOR this resolution."

                          --------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOREGOING RESOLUTION FOR THE FOLLOWING REASONS:

The Company is strongly committed to equal employment opportunity as evidenced by our policies, practices, and programs. We comply with both federal and state employment opportunity laws, and, as a federal contractor, with Executive Order 11246. The Company provides equal employment opportunity in all employment decisions without regard to race, color, sex, religion, national origin, age, or disability status. Employment practices that unlawfully discriminate against any employee or applicant for employment are prohibited throughout the corporation. The Company is committed to affirmative action and other programs to assure fair employment, including equal treatment in hiring, promotion, transfer, training, compensation, termination, and disciplinary action. The Company is also committed to programs to intensively recruit minorities and females.

In 1996, the Company took a number of steps that are beyond the federal and state requirements to support our mission of equal employment opportunity and affirmative action. These steps include the following: (1) We established a consulting arrangement with an outside firm that assists in training and evaluation of the Company's affirmative action program. This outside firm works directly with our sites to establish "state of the art" affirmative action plans. (2) All equal employment opportunity and affirmative action coordinators are given ongoing training in updating information, assisting in development of affirmative action plans, and evaluating corrective action plans. (3) We hired a diversity consultant to develop action plans and employ methods to ensure a more diversified, multi-cultural workplace. We named a new director of equal employment opportunity affairs with significant community relations experience and various related corporate assignments. (4) We developed an internal audit process to ensure that specific locations are up to date and in compliance with Executive Order 11246 and that a current affirmative action plan is in place.
(5) We updated and strengthened the Company's anti-harassment policy. (6) We continue to require annually that all of our employees certify that they are in compliance with the Company's guidelines for employee conduct, which include a guideline on equal employment policies and practices. (7) The Company's procurement group has established a goal to expend $100,000,000 annually with minority and women-owned businesses. A Company manager is dedicated full-time to overseeing this process.

The settlement that the proponent cites in its supporting statement needs to be viewed in context. In 1993, when the Company acquired the Ortho Consumer Products Division from Chevron Chemical Company, the Company, recognizing that there was a business need to reduce the size of the sales force, hired approximately 75% of the Ortho workforce. Because the Company did not have direct knowledge of Ortho
                                      24
employee performance, the Company relied on three years of Chevron's performance ratings to make hiring and layoff decisions. Subsequently, a number of former Ortho employees who were not hired, and others who were hired but subsequently laid off, filed discrimination claims against both the Company and Chevron. The EEOC intervened on behalf of these plaintiffs. In order to avoid the cost of protracted litigation, the Company and Chevron agreed to a consent decree under which the Company and Chevron paid a total of $18,250,000, which included the plaintiffs' attorneys' fees. The Company was required to indemnify Chevron for its part of the settlement by virtue of the agreement governing our purchase of the Ortho Consumer Products Division from Chevron. As part of the consent decree, both the Company and Chevron denied any wrongdoing and reaffirmed their established policies of equal employment opportunity.

A look around the Company demonstrates that we have made progress in hiring and retaining minorities and women. Women and minorities hold positions of significant authority in both the Company's staff functions and our business units. The Corporate Social Responsibility Committee of the Board of Directors, composed entirely of outside directors, reviews the Company's development plans and monitors our progress against goals. We are pleased with the progress we have made and intend to continue on the path we have set.

Despite our long-standing commitment to equal opportunity in employment, we believe that no purpose would be served by complying with the proponent's request that we make available the information that the proponent seeks regarding employment statistics. The Board of Directors does not believe that the public dissemination of reports that contain sensitive information protected from public disclosure by federal law promotes the ends of social equality and equal opportunity in any meaningful way. The Company compiles and files federally mandated statistical reports regarding employment practices at significant time and expense to the Company. While the information in these reports in fact illustrates the Company's commitment to equal opportunity, the compilation and dissemination of these reports, of themselves, would do nothing to promote this commitment. Additional reports, as requested by the proponent, would increase the Company's expenditures and would not assist management in providing a workplace where each individual is judged fairly according to his or her efforts and abilities.

The Company believes that the information that the proponent seeks is sensitive and potentially susceptible to misinterpretation by persons who may, for whatever reason, be interested in distracting management or initiating unfounded legal action. Specifically, the requested reporting could provide certain groups with the false impression of statistical underutilization and encourage them to initiate baseless legal actions, which could prove costly to the Company and distracting to management.

In conclusion, the Board of Directors believes that the Company's commitment to equal employment opportunity is manifest. Although we share the proponent's ultimate objective of equal employment opportunity, the Board does not believe that expending significant resources, both human and financial, to produce and distribute additional reports--reports that could be misinterpreted--would advance the Company's business performance or its commitment to equal employment opportunity or be in the stockholders' best interests. Given our existing equal opportunity policies and programs and our continuing efforts to improve them, the significance the Company already places on locating and fostering minority and women-owned business enterprises, and the fact that the Company already submits detailed statistical information on equal employment opportunity to the federal government, the Board believes that this proposal is both unnecessary and inappropriate.

ACCORDINGLY, WE RECOMMEND THAT STOCKHOLDERS VOTE "AGAINST" THIS RESOLUTION.

                          --------------------------

Further information regarding the address and stockholdings of the sponsor of the stockholder proposal will be furnished orally or in writing as requested promptly upon receipt of any oral or written request made to the Secretary of the Company.

GENERAL INFORMATION

For inclusion in the Company's Proxy Statement and form of proxy, any proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Company no later than November 13, 1997.

To nominate one or more directors and/or propose proper business from the floor for consideration at the 1998 Annual Meeting, other than by inclusion in the Proxy Statement and form of proxy pursuant to the preceding paragraph, stockholders must provide written notice. Such notice should be addressed to the Secretary and be received at the Company's World Headquarters not earlier than January 25, 1998, and not later than February 24, 1998. The Company's By-Laws set out specific requirements which such written notices must satisfy. Copies of those requirements will be forwarded to any stockholder upon written request.

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if any other matters, including a stockholder proposal excluded from this Proxy Statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unwilling or unable to serve as a director.

A stockholder who wishes to give a proxy to someone other than the Board's proxy committee may strike out the names appearing on the enclosed form of proxy, write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

The Company will bear the expense of preparing, printing, and mailing this proxy material, as well as the cost of any required solicitation. The Company has engaged Georgeson & Co., a proxy solicitation firm, to assist by mail or telephone, in person, or otherwise in the solicitation of proxies. Georgeson's fee is expected to be approximately $20,000 plus expenses. A few regular employees may also participate in the solicitation, without additional compensation. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company's stock and obtaining their proxies.

You are urged to mark, sign, date, and return your proxy promptly. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

                                                 R. WILLIAM IDE III
                                                 Secretary

March 13, 1997

                                         NOTICE OF ANNUAL MEETING

                                                  OF STOCKHOLDERS

                                              AND PROXY STATEMENT



                                                         MONSANTO

MONSANTO
PLACE: World Headquarters
       800 N. Lindbergh Blvd.
       St. Louis County, Mo.

Common Stock
    PROXY
    Annual
   Meeting
   1:30 P.M.
April 25, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Robert B. Shapiro, Nicholas L. Reding, and
R. William Ide III, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of Monsanto Company which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders, and any adjournments thereof, as specified upon the matters indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN U.S.A.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

------------------- , 1997   ------------------------------------------  PLEASE
        Date                 Please sign your name or names exactly as    SIGN
                             printed hereon. When shares are held by
                             joint tenants, both should sign. Trustees and other fiduciaries should so indicate when signing.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST"
ITEM 3.

1. Election of Directors   / / FOR all nominees listed   / / WITHHOLD AUTHORITY
                               below (except as written      to vote for all
                               to the contrary below)        nominees listed
                                                             below

   R. B. Shapiro, J. T. Bok, R. M. Heyssel, M. Kantor, G. S. King, P. Leder,
   H. M. Love, F. A. Metz, Jr., J. F. M. Peters, N. L. Reding, J. S. Reed,
   J. E. Robson, W. D. Ruckelshaus, and J. B. Slaughter.

   (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in this space.)

2. Ratification of Deloitte & Touche LLP
   as principal independent auditors for 1997. / / FOR  / / AGAINST  / / ABSTAIN
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3.

3. Stockholder proposal relating to a report
   on certain of the Company's employment
   policies and practices.                     / / FOR  / / AGAINST  / / ABSTAIN

                         PLEASE SIGN ON REVERSE SIDE.

TO PARTICIPANTS IN: SAVINGS AND INVESTMENT PLAN (SIP) AND
                    PAYROLL RELATED EMPLOYEE STOCK OWNERSHIP PLAN

Participants may instruct the Trustee as to the manner in which Monsanto stock held for their accounts and entitled to vote shall be voted at Stockholders' meetings. The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement for Monsanto Company's 1997 Annual Meeting are being provided to you by the Trustee. If you desire to instruct the Trustee in the voting of your plan shares, you should fill in the reverse side of this voting form, date, sign, and return this form in the enclosed envelope. No postage is required if mailed in the U.S.A. The shares will be voted at the Annual Meeting to be held at the Company's World Headquarters, 800 North Lindbergh Blvd., St. Louis County, Missouri, on April 25, 1997 at 1:30 p.m., or at any adjournment thereof.

THE TRUSTEE MUST RECEIVE THIS FORM ON OR PRIOR TO APRIL 21, 1997. THE TRUSTEE WILL VOTE YOUR SHARES AS YOU DIRECT ONLY IF THE SIGNED FORM IS RECEIVED ON OR PRIOR TO APRIL 21, 1997, AND YOU HAVE SPECIFIED YOUR DIRECTIONS HEREIN. OTHERWISE, THE TRUSTEE WILL VOTE YOUR SIP SHARES IN PROPORTION TO THE VOTES OF THE OTHER SIP PARTICIPANTS.

MONSANTO      ----------------, 1997   ---------------------------------------
                    DATE                              SIGNATURE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

  1. Election of Directors  / / FOR all nominees listed  / / WITHHOLD AUTHORITY
                                below (except as             to vote for all
                                written to the contrary      nominees listed
                                below)                       below

     R. B. Shapiro, J. T. Bok, R. M. Heyssel, M. Kantor, G. S. King, P. Leder,
     H. M. Love, F. A. Metz, Jr., J. F. M. Peters, N. L. Reding, J. S. Reed,
     J. E. Robson, W. D. Ruckelshaus, and J. B. Slaughter.

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in this space.)

  2. Ratification of Deloitte & Touche LLP
     as principal independent auditors
     for 1997.                                / / FOR  / / AGAINST  / / ABSTAIN

-------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 3; AND TO "GRANT AUTHORITY" FOR ITEM 4.

  3. Stockholder proposal relating to a report
     on certain of the Company's
     employment policies and practices.       / / FOR  / / AGAINST  / / ABSTAIN

  4. In the Trustee's discretion, upon such other matters as may properly come before the meeting.

                 / / GRANT AUTHORITY      / / WITHHOLD AUTHORITY

  THE PROXY FOR WHICH YOUR INSTRUCTIONS ARE REQUESTED IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

                         (Please sign on reverse side.)

                          APPENDIX

1. The legend appearing at the top of the Notice of Annual Meeting of Stockholders in the EDGAR filing appears in the printed document vertically in red along the left side of the Notice. The printed documents containing this legend will be distributed only to participants in Monsanto's stock option plans and Employee Stock Purchase Plan. The legend will not appear on documents delivered to other stockholders.

2. On printed pages 2 through 4, the blank spaces to the left of each director's biography designated by the word "[PHOTO]," contain a 1-1/8 by 1-5/8 inch black and white photograph of the respective director.

3. On printed page 10, the trademark is designated by the superscript letter "R" in a circle.

4. On printed page 10, the Stock Price Performance Graph is being transmitted in a format which can be processed by EDGAR. As instructed, a paper copy of the proxy statement containing this graph is being mailed to Roger Schwall, Assistant Director.

5. On printed pages 11, 15, 16, and 18, the bullets are represented by asterisks in the EDGAR document.

6. On printed page 23, "The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte as principal independent auditors for the year
     1997" is bold-face italic type.

7. On printed page 23 "which is opposed by the Board of Directors" is in bold-face type.

8. On printed page 24 "The Board of Directors recommends a vote "AGAINST" the foregoing resolution for the following reasons:" is in bold-face italic type.

9. On printed page 25 "Accordingly, we recommend that stockholders vote "AGAINST" this resolution." is in bold-face italic type.

10. On the back of the proxy card, "The Board of Directors recommends a vote "FOR" items 1 and 2 and "AGAINST"
     item 3" and "The Board of Directors recommends a vote
     "AGAINST" item 3" are in bold-face type.

11. On the back of the voting instruction card, "The Board of Directors recommends a vote "FOR" items 1 and 2" and "The Board of Directors recommends a vote "AGAINST"
     item 3; and to "GRANT AUTHORITY" for item 4" are in bold-face type.